UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2007

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-128166-10 (Commission File Number)	34-2022081 (IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan (Address of principal executive offices)	48108 (Zip Code)

(734) 827-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2007, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an order approving a settlement agreement dated as of November 20, 2007 between Dana Corporation (“Dana”) and Affinia Group Inc. (the “Company”) which is wholly owned by Affinia Group Intermediate Holdings Inc. (the “Settlement Agreement”).

On March 3, 2006, Dana as well as forty of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Court. The Settlement Agreement resolves certain of the parties’ disputes relating to the Company’s acquisition of Dana’s outstanding shares of capital stock of certain subsidiaries and certain assets consisting primarily of Dana’s aftermarket business operations pursuant to a Stock and Asset Purchase Agreement (the “Purchase Agreement”) which acquisition closed on November 30, 2004.

The Settlement Agreement provides, among other things, that within ten days following the Court’s approval of the Settlement Agreement, the Company will remit to Dana approximately $31.2 million Canadian Dollars that the Company received from the Canada Revenue Agency as tax refunds. In addition, the Company will receive a general unsecured nonpriority claim against Dana in the amount of $21.7 million U.S. Dollars in connection with Dana’s rejection of the Purchase Agreement.

The foregoing does not constitute a complete summary of the terms of the Settlement Agreement and reference is made to the complete text of the Settlement Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement Agreement between Dana Corporation and Affinia Group Inc., dated November 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.
Date: December 7, 2007	By:	/s/ Steven E. Keller
	Name:	Steven E. Keller
	Title:	General Counsel

EXHIBIT INDEX

(d) Exhibits

Exhibit No.	Description
10.1	Settlement Agreement between Dana Corporation and Affinia Group Inc., dated November 20, 2007.